Exhibit 4.5

BROOKFIELD PROPERTY L.P. FV LTIP UNIT PLAN

Brookfield Property Group

February 20, 2019

TABLE OF CONTENTS

SECTION 1.	GENERAL PROVISIONS	1
1.1	Purposes	1
1.2	Definitions	1
1.3	Administration	5

SECTION 2.	AWARDS OF FV LTIP UNITS	6
2.1	Eligibility	6
2.2	Election by Participants to Receive Bonus Payment in Cash or FV LTIP Units	6
2.3	Grant of FV LTIP Units	6
2.4	Terms of FV LTIP Units	7
2.5	Distributions	7
2.6	Vesting of FV LTIP Units	7
2.7	Change in Employment Status; Forfeiture of FV LTIP Units	7

SECTION 3.	REDEMPTION OF FV LTIP UNITS	8
3.1	Redemption Right	8
3.2	Redemption Procedures	8
3.3	Redemption Date	9
3.4	Restrictions on Redemption	10
3.5	Effect of Exercise of the Redemption Right	11

SECTION 4.	GENERAL	11
4.1	No Right to Service	11
4.2	No Liability for Decrease in Value of FV LTIP Units	11
4.3	Transferability of Awards	11
4.4	Adjustments	12
4.5	Change of Control	12
4.6	Currency	13
4.7	Withholdings	13
4.8	Successors and Assigns	14
4.9	Amendment and Termination	14
4.10	Governing Law	14
4.11	Section 83 Election	14
4.12	Section 409A	15
4.13	Effective Date	15

BROOKFIELD PROPERTY GROUP

BROOKFIELD PROPERTY L.P. FV LTIP UNIT PLAN

SECTION 1.        GENERAL PROVISIONS

1.1                               Purposes

The purpose of this Brookfield Property L.P. FV LTIP Unit Plan (the “Plan”) is to (i) promote the alignment of interests of Eligible Persons with the holders of BPR Class A Shares and the unitholders of BPY; (ii) encourage Eligible Persons to remain with the Brookfield Property Group; and (iii) attract new employees and officers.

1.2                               Definitions

The following terms, when used in the Plan, shall have the respective meanings set forth below:

(a)                                 “Administrator” means a committee comprised of senior executives of (i) the Brookfield Property Group, and/or (ii) Brookfield Asset Management Inc. as determined by the Chief Executive Officer of BPG;

(b)                                 “Affiliate” means, with respect to a person, any other person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by such person, or is under common Control of a third person;

(c)                                  “Award Agreement” has the meaning set out in Section 2.3;

(d)                                 “Award Date” means the date on which FV LTIP Units are awarded to the Participant;

(e)                                  “Book-Up Target” has the meaning set forth in the Property Partnership LPA.

(f)                                   “BPG” means Brookfield Property Group LLC;

(g)                                  “BPR” means Brookfield Property REIT Inc., a Delaware corporation;

(h)                                 “BPR Charter” means the Third Amended and Restated Certificate of Incorporation of BPR, as amended;

(i)                                     “BPR Class A Share” means a share of Class A Stock, par value $0.01 per share, of BPR;

(j)                                    “BPY” means Brookfield Property Partners L.P., a Bermuda exempted limited partnership;

(k)                                 “BPY Partnership Agreement” means the limited partnership agreement of BPY as may be amended or amended and restated from time to time;

(l)                                     “BPY Unit” means a publicly-traded non-voting limited partnership unit of BPY;

(m)                             “Brookfield Property Group” means the operating and asset management entities within the property platform of Brookfield Asset Management Inc. and includes the service providers to BPY, the Property Partnership, BPR and their subsidiaries pursuant to Master Services Agreements;

(n)                                 “Business Day” has the meaning set forth in the Property Partnership LPA.

(o)                                 “Change of Control” means the occurrence of any of the following events:

(i)                                   any consolidation, amalgamation, or merger of BPY with or into any other entity, or any other reorganization, business combination, transaction or transfer of securities of BPY by its securityholders, or a series of transactions (including the acquisition of securities of BPY), whether or not BPY is a party thereto, in which the securityholders of BPY immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership (within the meaning ascribed to such term pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity measured by economic value or voting power (by contract, security ownership or otherwise) of BPY or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; for greater certainty a Change of Control shall not be triggered if Brookfield Asset Management Inc. continues to have beneficial ownership (within the meaning ascribed to such term pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly of securities representing directly, or indirectly through one or more entities, more than fifty percent (50%) of the equity measured by economic value or voting power of BPY, the general partner of BPY or other surviving entity;

(ii)                                the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of BPY to any person or entity;

(iii)                             except with the prior approval of Brookfield Asset Management Inc., during any period of twelve consecutive months commencing on or after the effective date of the Plan, individuals who as of the beginning of such period constituted the entire board of directors of Brookfield Property Partners Limited, the general partner of BPY (together with any new directors whose election by such board was approved by a vote of at least two-thirds of the members of such board, then still in office, who were directors at the beginning of the period or whose election was previously so approved) cease for any reason to constitute a majority thereof; or

(iv)                            approval by the securityholders of BPY of a complete liquidation or dissolution of BPY;

(p)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder;

(q)                                 “Control” and similar expressions mean a relationship between two persons wherein one of such persons has the power, through the ownership of equity securities, by contract or otherwise, to directly or indirectly direct the management and policies of the other of such persons;

(r)                                    “Eligible Person” has the meaning set out in Section 2.1;

(s)                                   “Employer” means the entity that employs the Participant (or that employed the Participant immediately prior to his or her Termination Date) that is within the Brookfield Property Group or is BPY, the Property Partnership, BPR or a subsidiary of any such entities;

(t)                                    “Equity Preference” means an optional election that a Participant can include in his or her Redemption Notice indicating whether, if the Property Partnership elects to satisfy a Redemption Right other than with cash, the Participant would prefer to receive BPR Class A Shares or BPY Units upon redemption of the FV LTIP Units identified in the Redemption Notice;

(u)                                 “Fair Market Value” means, at any time, the volume-weighted average trading price of a security on the principal stock exchange on which such security is traded (determined on the basis of trading volumes) for the preceding five trading days;

(v)                                 “FV LTIP Unit” means an FV LTIP Unit of the Property Partnership awarded to a Participant pursuant to the Plan and having the rights, powers, privileges, restrictions, qualifications and limitations set forth in the Property Partnership LPA, the Plan and the applicable Award Agreement;

(w)                               “Participant” means an Eligible Person who participates in the Plan;

(x)                                 “Plan” has the meaning set out in Section 1.1;

(y)                                 “Property Partnership” means Brookfield Property L.P., a Bermuda exempted limited partnership;

(z)                                  “Property Partnership LPA” means the limited partnership agreement of Brookfield Property L.P. as may be amended or amended and restated from time to time;

(aa)                          “Redemption Amount” means an amount equal to the Fair Market Value of one BPY Unit as of the Redemption Date multiplied by the number of FV LTIP Units specified in a Redemption Notice to be redeemed;

(bb)                          “Redemption Date” has the meaning set out in Section 3.3;

(cc)                            “Redemption Notice” has the meaning set out in Section 3.2(a);

(dd)                          “Redemption Right” has the meaning set out in Section 3.1;

(ee)                            “Termination Date” means, unless otherwise determined by the Administrator, a Participant’s last day of active employment, as further clarified below:

(i)                                    in the event a Participant’s employment is terminated by the Employer for any reason, the last day of active employment will be the date and time notice of termination is delivered to the Participant and will not include any period the Participant is under notice of termination or any period of deemed employment, pay in lieu of notice of termination or salary continuance provided or required to be provided by the Employer to the Participant;

(ii)                                 in the event of a continuous leave of absence (including for disability), the Participant’s last day of active employment will be the earlier of the date of termination of employment and two years from the start of the Participant’s continuous leave of absence;

(iii)                              in the event of a Participant’s resignation, the last day of active employment will be the effective date of resignation; and

(iv)                             in the event of a Participant’s death, the last day of active employment means the date of the Participant’s death;

(ff)                              “Vesting Date” has the meaning set out in Section 2.6.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3                               Administration

(a)                                 The Plan shall be administered by the Administrator with BPG and its Affiliates being responsible for all costs relating to the administration of the Plan.

(b)                                 Subject to the limitations of the Plan, the Administrator shall have the authority to:  (i) grant FV LTIP Units to Eligible Persons; (ii) determine the terms, limitations, restrictions and conditions upon such grants, including vesting, forfeiture and redemption; (iii) interpret the Plan, Award Agreements, the Property Partnership LPA and the BPR Charter and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; (iv) make all other determinations and take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable; and (v) delegate to any person or committee of persons any or all of its powers and authorities under the Plan.  The Administrator’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon BPG and all Participants.

(c)                                  The Administrator may accelerate the Vesting Date for any FV LTIP Unit at any time.

SECTION 2.        AWARDS OF FV LTIP UNITS

2.1                               Eligibility

“Eligible Persons” include (i) officers or employees of any member of the Brookfield Property Group and any of their respective Affiliates; and (ii) any other persons so designated by the Administrator, subject to applicable laws and regulations, including that Eligible Persons shall only include persons eligible to receive equity awards under an employee benefit plan (as defined in Rule 405 under the Securities Act of 1933, as amended) of BPY and BPR. Although the Eligible Persons are not limited to U.S. persons, because the FV LTIP Units are intended to constitute “profits interests” for U.S. federal income tax purposes, awards under the Plan generally are not expected to be made to non-U.S. persons.

2.2                               Election by Participants to Receive Bonus Payment in Cash or FV LTIP Units

If and to the extent determined by the Administrator, Participants may have the opportunity each year to elect to receive all or a portion of the bonus to which they may be entitled, in the form of FV LTIP Units.  Such election shall be made in accordance with the Administrator’s policies from time to time.

2.3                               Grant of FV LTIP Units

As soon as practicable after determining the number of FV LTIP Units and any terms and conditions of the FV LTIP Units to be granted to a Participant, the Administrator shall cause an agreement in writing to be given to the Participant advising the Participant as to the number of FV LTIP Units and any terms and conditions pertaining to the FV LTIP Units granted to the Participant under the Plan or as determined by the Administrator from time to time in such form as may be approved by the Administrator from time to time (the “Award Agreement”). The grant of FV LTIP Units is conditional on the Participant signing the Award Agreement.

2.4                               Terms of FV LTIP Units

Each FV LTIP Unit shall have the terms and conditions specified in the applicable Award Agreement, the Plan and the Property Partnership LPA, and such additional terms and conditions as established by the Administrator, in its sole discretion, that are consistent with the Plan.  A Participant who holds FV LTIP Units shall be entitled to only such rights as are afforded to him or her as a holder of FV LTIP Units under the Plan, the Property Partnership LPA and the applicable Award Agreement.

2.5                               Distributions

(a)                                 Unvested FV LTIP Units. The Participant shall receive the distributions on unvested FV LTIP Units in cash, less applicable withholding required, if any, in accordance with local jurisdictions and tax legislation. In the event the Termination Date of a Participant occurs prior to the Vesting Date of the FV LTIP Units, unless otherwise determined by the Administrator, the Participant will be required to pay to the Property Partnership 50% of the value of the distributions made on the unvested FV LTIP Units, which is intended to approximate the after-tax value of the distributions received.

(b)                                 Vested FV LTIP Units. The Participant shall receive the distributions on vested FV LTIP Units in cash, less applicable withholding required, if any, associated with the distribution in accordance with local jurisdictions and tax legislation.

2.6                               Vesting of FV LTIP Units

Except as otherwise determined by the Administrator, FV LTIP Units received in lieu of a Participant’s cash bonus pursuant to Section 2.2 will vest immediately and all other FV LTIP Units will vest in equal installments of 20% on each of the first through fifth anniversaries of the Award Date unless otherwise specifically outlined at the time of the award (the “Vesting Date”).

2.7                               Change in Employment Status; Forfeiture of FV LTIP Units

Except as otherwise determined by the Administrator, if a Participant ceases employment for any reason, all FV LTIP Units which have not vested on the Termination Date will be immediately forfeited,

and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the relevant Award Agreement, no consideration or other payment shall be due with respect to any FV LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.

SECTION 3.        REDEMPTION OF FV LTIP UNITS

3.1                               Redemption Right

Except as otherwise set forth in the relevant Award Agreement or other separate agreement entered into between the Administrator and a Participant, and subject to the terms and conditions set forth herein or in the Award Agreement, at any time after the second anniversary of the Award Date, each Participant will have the right (the “Redemption Right”), at his or her option, to redeem all or a portion of his or her FV LTIP Units awarded pursuant to the Plan that have vested and for which the Book-Up Target reached zero on or before such date in exchange for either, at the option of the Property Partnership, (i) an amount of cash equal to the Redemption Amount,  (ii) a number of BPR Class A Shares equal to the number of such FV LTIP Units being redeemed, or (iii) a number of BPY Units equal to the number of such FV LTIP Units being redeemed.  The Property Partnership may consider a Participant’s Equity Preference in determining what to deliver in exchange for any redeemed FV LTIP Units, but it has no obligation to do so.  Each FV LTIP Unit to be redeemed by the Participant must be tendered in accordance with the procedures set out in Section 3.2.

3.2                               Redemption Procedures

(a)                                 In order to exercise his or her Redemption Right, a Participant shall deliver to the Property Partnership a notice (the “Redemption Notice”) of his or her exercise of the Redemption Right that contains all relevant information (including  identification of the specific FV LTIP Units to be redeemed, the Redemption Date and, at the Participant’s option, the Participant’s Equity Preference), and that is presented together with all related certificates and documents that the Property Partnership or BPY may reasonably require or as may be required by applicable law to effect the Redemption Right, including any certificates representing the FV LTIP Units being redeemed.  In any Redemption Notice, in order for such Redemption Notice to be effective, (i) the Participant must covenant and agree with the Property Partnership that all FV LTIP Units with respect to which the Redemption Right is exercised are being delivered free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to FV LTIP Units, the Property Partnership shall be under no obligation to redeem the same and (ii) the Participant must comply with Section 4.7 hereof.

(b)                                 If the Property Partnership elects to redeem the FV LTIP Units for the Redemption Amount in cash, then on the Redemption Date, the Property Partnership will redeem the FV LTIP Units specified in the Redemption Notice and will pay the holder cash in an amount equal to the Redemption Amount.

(c)                                  If the Property Partnership elects to redeem the FV LTIP Units for BPR Class A Shares, then on the Redemption Date, the Property Partnership will deliver a number of BPR Class A Shares equal to the number of such FV LTIP Units being redeemed to the holder of the FV LTIP Units that are being redeemed.

(d)                                 If the Property Partnership elects to redeem the FV LTIP Units for BPY Units, then on the Redemption Date, the Property Partnership will deliver a number of BPY Units equal to the number of such FV LTIP Units being redeemed to the holder of the FV LTIP Units that are being redeemed.

(e)                                  Unless otherwise agreed by the Property Partnership, a Participant’s exercise of the Redemption Right will be irrevocable following such Participant’s delivery of the Redemption Notice. Upon the surrender of certificates representing more FV LTIP Units than the number of FV LTIP Units to be redeemed under the Redemption Notice, the holder thereof will be entitled, upon request, to receive from the Property Partnership forthwith, without expense to such holder, a new certificate representing the FV LTIP Units not being redeemed at that time.

3.3                               Redemption Date

The date specified in any Redemption Notice as the redemption date (the “Redemption Date”) must be a Business Day and must not be less than ten Business Days nor more than twenty Business Days after the date upon which the Redemption Notice is received by the Property Partnership.  If no such Business

Day is specified in the Redemption Notice, the Redemption Date shall be deemed to be the tenth Business Day after the date on which the Redemption Notice is received by the Property Partnership.

3.4                               Restrictions on Redemption

(a)                                 Notwithstanding any other provision of the Plan or any Award Agreement, a Participant (i) shall not be entitled to exercise the Redemption Right to the extent that the right to acquire BPR Class A Shares or BPY Units upon redemption would cause the Participant or any other person to violate any of the restrictions on transfer of BPR Class A Shares or BPY Units set forth in the BPR Charter or BPY Partnership Agreement, respectively, and (ii) shall have no rights under the Plan to acquire BPR Class A Shares or BPY Units which would otherwise be prohibited under the BPR Charter or BPY Partnership Agreement, respectively. To the extent any attempted exercise of the Redemption Right would be in violation of this Section 3.4(a), it shall be null and void ab initio and such Participant shall not acquire any rights or economic interest in the cash or the BPR Class A Shares or BPY Units otherwise payable upon such redemption.

(b)                                 Notwithstanding anything herein to the contrary (but subject to Section 3.4(a)): (i) without the consent of the Administrator otherwise, each Participant may exercise the Redemption Right only one time in each fiscal quarter; (ii) without the consent of the Administrator otherwise, each Participant may not exercise the Redemption Right for fewer than 1,000 FV LTIP Units or, if such Participant holds fewer than 1,000 FV LTIP Units that are vested and otherwise eligible to be redeemed, all of the FV LTIP Units held by such Participant that are vested and otherwise eligible to be redeemed; (iii) without the consent of the Administrator otherwise, each Participant may not exercise the Redemption Right during the period after the record date established in accordance with the Property Partnership LPA for the distribution of cash to holders of FV LTIP Units with respect to a distribution and before the record date established by BPY for a distribution to its unitholders of some or all of its portion of such distribution; and (iv) the consummation of any redemption for BPR Class A Shares or BPY Units pursuant to the Redemption Right shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

3.5                               Effect of Exercise of the Redemption Right

If the Redemption Right has been exercised, at 8:30 a.m. (Eastern Time) on the Redemption Date:

(a)                                 the closing of the redemption contemplated by the Redemption Notice will be deemed to have occurred; and

(b)                                 the Participant who exercised the Redemption Right will cease to be a holder of the FV LTIP Units identified in the Redemption Notice and will not be entitled to exercise any of the rights in respect of such FV LTIP Units, other than the right to receive the Redemption Amount or an equal number of BPR Class A Shares or BPY Units deliverable hereunder and any right to receive distributions payable in respect of such FV LTIP Units with a record date prior to the Redemption Date.

SECTION 4.                         GENERAL

4.1                               No Right to Service

Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained in the service of the Employer.

4.2                               No Liability for Decrease in Value of FV LTIP Units

BPG, BPY and their Affiliates, and their directors and officers, shall not be liable to any Participant, beneficiary or legal representative of a Participant for any decrease in the value of a FV LTIP Unit that may occur for any reason.

4.3                               Transferability of Awards

In no event may the rights or interests of a Participant be assigned, encumbered or transferred except:

(a)                                 To the extent that rights may pass to a beneficiary or legal representative of a Participant pursuant to the terms of the Plan upon the death of a Participant; or

(b)                                 As expressly approved by the Administrator.

4.4                               Adjustments

In the event of any event or transaction involving BPY, the Property Partnership or BPR and/or an Affiliate of any of such entities (including, but not limited to, a change in the FV LTIP Units, BPY Units or BPR Class A Shares) such as a merger, consolidation, reorganization, recapitalization, separation, extraordinary dividend, stock or unit split, reverse stock or unit split, split up, spin-off, combination of stock or units, exchange of stock or units, distribution in kind, amalgamation, or other like change in capital structure (other than regular cash or stock distributions to securityholders), or any similar event or transaction, the Administrator, to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in its sole discretion, the number and kind of FV LTIP Units, BPY Units, BPR Class A Shares or other property that may be issued under the Plan or under particular forms of awards, the number and kind of FV LTIP Units, BPY Units, BPR Class A Shares or other property subject to outstanding awards and/or other value determinations applicable to the Plan or outstanding awards. In the event of any such transaction (except a Change of Control) involving the Property Partnership as a result of which the FV LTIP Units are converted or exchanged into the right to receive securities of another entity or other property, then, unless otherwise agreed by the Property Partnership, all outstanding vested FV LTIP Units shall be redeemed for cash pursuant to the Plan immediately prior to the consummation of such transaction.

4.5                               Change of Control

Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Administrator shall make one or more of the following adjustments to the terms and conditions of outstanding awards: (i) continuation or assumption of such outstanding awards under the Plan by the Property Partnership or the surviving entity of BPY or the Property Partnership or the parent of such entity; (ii) substitution by the Property Partnership or the surviving entity of BPY or the Property Partnership or the parent of such entity of awards with substantially the same terms for such outstanding awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding awards must be redeemed, to the extent then redeemable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Administrator (contingent upon the consummation of the event), and at the end of such period, such awards shall terminate to the extent not so redeemed within the relevant period; and (v) cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the Administrator and which may be zero) which, in the case of FV LTIP Units, if the Administrator so determines, may equal the value, if any, of the consideration to be paid in the Change of Control transaction to holders of the same number of BPY Units (or, if no such consideration is paid, Fair Market Value of the same number of BPY Units).

4.6                               Currency

Amounts under the Plan are denominated in U.S. dollars.

4.7                               Withholdings

As a condition of the delivery of any FV LTIP Units pursuant to the Plan, the continued holding of (and distributions and allocations made with respect to) FV LTIP Units, or the delivery of BPR Class A Shares, BPY Units or cash pursuant to a redemption of FV LTIP Units in accordance with the Plan or the lifting or lapse of restrictions on any FV LTIP Units, to the extent any such event gives rise to a federal or other governmental tax withholding obligation on the part of the Employer, BPY, BPR, the Property Partnership, BPG or any Affiliate thereof, or in connection with any other event that gives rise to a federal or other governmental tax withholding or other payment obligation on the part of any such entity relating to an award under the Plan:

(a)                                 unless otherwise instructed by the Participant and consented to by the applicable entity, the applicable entity shall deduct or withhold (or cause to be deducted or withheld) from any cash payment or distribution to be made to the Participant, whether or not pursuant to the Plan;

(b)                                 the applicable entity shall be entitled to require that the Participant remit cash to such entity (through payroll deduction, deductions from distributions or redemption proceeds or otherwise); or

(c)                                  the applicable entity may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of such entity to satisfy such withholding or payment obligation.

Notwithstanding the foregoing, a Participant may elect to satisfy all or part of his or her withholding or other tax obligation, if any, by having the applicable entity withhold or redeem (for no additional consideration and after accounting for any additional withholding obligation thereon) a portion of any FV LTIP Units that he or she was previously awarded and have now vested and for which the Book-Up Target reached zero on or before such date.  Such FV LTIP Units shall be valued by reference to the Fair Market Value of an equal number of BPY Units on the date when the obligation to withhold arises.

4.8                               Successors and Assigns

The Plan shall be binding on all successors and assigns of BPG and a Participant, including without limitation, the beneficiary or legal representative of such Participant, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

4.9                               Amendment and Termination

The Administrator may amend, suspend or terminate the Plan or any Award Agreement at any time and in such manner and to such extent as it deems advisable. No such amendment or termination shall materially adversely affect the right of a Participant in respect of any FV LTIP Units granted prior to the date of such amendment or suspension without such Participant’s consent.

4.10                        Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

4.11                        Section 83 Election

Each Participant agrees to notify the Employer in writing if such Participant makes the election provided for in Section 83(b) of the Code with respect to any award of FV LTIP Units and to provide a copy of such election to the Employer.  The Administrator may require a Participant to make an election provided for in Section 83(b) of the Code with respect to any award of FV LTIP Units as a condition to receiving any such award.

4.12                        Section 409A

Compensation paid or deemed paid under the Plan to Participants who are subject to U.S. federal tax is intended to avoid the imposition of any additional taxes or penalties under Section 409A of the Code, and the Plan shall be construed and interpreted to preserve the intended tax consequences of the Plan.  If the Administrator determines that an award, Award Agreement, payment, distribution, or any other action contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Administrator specifically provides otherwise, such award, Award Agreement, payment, distribution or other action shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Administrator, in each case without the consent of or notice to the Participant.

4.13                        Effective Date

The Plan was effective on February 20, 2019.